Exhibit (c)(3)

Discussion Materials Special Committee Organization Materials October 12, 2020

Agenda / Topics for Discussion Process Update Update on discussions / actions taken since the Proposal was received Due Diligence Initial areas of focus: projections, initial discussions with the Federation / FBPCIC and advisors Barclays and Sidley to draft due diligence request list Actuarial Advisor Resume discussion on engaging actuarial advisor (outcome and timing) Discuss recommended advisors Timeline Discuss desired timeline / timing expectations of the Federation Any key dates Barclays should be aware of Cadence of touchpoints with the Committee (e.g., weekly, bi - weekly) Shareholder Inbounds / Views Review plan to handle shareholder inbounds / assess initial views 1

1 – 2 Months Initial engagement with financial advisor Evaluate FBL business plan and projections Consider engaging outside actuary to perform “intrinsic” analysis of in - force and new business Prepare initial financial analysis Up to 4 Weeks Engage in detailed transaction negotiation and finalize key terms, if appropriate Document transaction Fairness opinion is delivered by Barclays, if requested Q1 2021 (3 – 4 Months) Prepare proxy Shareholder meeting Seek regulatory approval (including Form A filing, as necessary) Draft Timeline Sign - to - Close (if Applicable) Engagement / Negotiation Evaluation The Special Committee and its advisors should balance the desire for an expedited response with the need to conduct a thorough evaluation 2

Working Group List

Working Group List 745 Seventh Avenue New York, NY 10019 Barclays Name / Title Business Contact Larry Hamdan Managing Director and Head of Americas M&A Office: Mobile: E - mail: (212) 526 - 7488 (917) 445 - 7914 larry.hamdan@barclays.com Tom Vandever Managing Director and Head of FIG Americas M&A Office: Mobile: E - mail: (212) 526 - 6221 (917) 903 - 4423 tom.vandever@barclays.com Maria DeMuro Director, FIG M&A Office: Mobile: E - mail: (212) 526 - 7831 (347) 947 - 0674 maria.demuro@barclays.com Greg Hunt Vice President, FIG Office: Mobile: E - mail: (212) 526 - 1957 (319) 270 - 1306 greg.hunt@barclays.com Conor Eckert Analyst, FIG Office: Mobile: E - mail: (212) 526 - 7726 (203) 664 - 2850 conor.eckert@barclays.com Ryan Savell Analyst, FIG Mobile: E - mail: (516) 729 - 8059 ryan.savell@barclays.com 3

Working Group List One South Dearborn Chicago, IL 60603 Sidley Austin Name / Title Business Contact Brian Fahrney Partner Office: Mobile: E - mail: (312) 853 - 2066 (847) 650 - 5665 bhfahrney@sidley.com Sean Carney Partner Office: E - mail: (312) 853 - 2175 scarney@sidley.com Jonathan Blackburn Partner Office: Mobile: E - mail: (312) 853 - 7168 (414) 839 - 7463 jblackburn@sidley.com 4

Disclaimer The following pages contain material that was provided to the Board of Directors (the “Board”) of FBL Financial, Inc . (the “Company”) by Barclays Capital Inc . (“Barclays”) . The accompanying material was compiled or prepared on a confidential basis solely for consideration by the Board and no part of it may be reproduced, distributed or transmitted without the prior written consent of Barclays . The information contained in this material was obtained from the Company and/or publicly available sources, and Barclays has relied upon such information without independent verification thereof . These materials are being provided in connection with an actual engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays . Any estimates and projections contained herein have been prepared by management of the Company or were obtained from publicly available sources or are based upon such estimates and projections . With respect to such estimates and projections, Barclays has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates, projections and judgment of the management of the Company . The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future . The analysis contained herein is based on current market conditions which are subject to change and Barclays assumes no obligation to update or otherwise revise these materials . Because these materials were prepared for use in the context of a presentation to the Board, these materials are incomplete without reference to, and should be assessed solely in conjunction with, the oral briefing provided by Barclays . These materials were not prepared to comply with the disclosure standards under state and federal securities laws and, to the extent the material may be considered by readers not as familiar with the business and affairs of the Company as the Board, none of the Company, Barclays, their respective affiliates or any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material if used by persons other than the Board . These materials are not intended to provide the sole basis for evaluation of the proposed transaction and do not purport to contain all information that may be required and should not be considered a recommendation with respect to the proposed transaction . Barclays, its subsidiaries and affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non - financial services . In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments . These materials do not constitute nor do they form part of an offer to sell or purchase, or the solicitation of an offer to sell or purchase, any securities or any of the businesses or assets described herein or an offer of financing or an offer or recommendation to enter into any transaction described herein . Barclays Capital Inc . is the United States investment bank of Barclays Bank PLC . Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority (Financial Services Register No . 122702 ) . Registered in England . Registered No . 1026167 . Registered office : 1 Churchill Place, London E 14 5 HP . Copyright Barclays Bank PLC, 2016 (all rights reserved) . 5